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                                                                   EXHIBIT 10.16

                                          Form of Sumner Square Option Agreement

                                OPTION AGREEMENT


     THIS OPTION AGREEMENT (this "Agreement") is made this ____ day of June, 1997 by and between 17M Associates, a District of Columbia limited partnership, with an address at 500 E Street, S.W., Washington, D.C. 20024 ("Optionor") and Boston Properties Limited Partnership, a Delaware limited partnership, with an address at 8 Arlington Street, Boston, Massachusetts, 02116 ("Optionee").

     WHEREAS, Boston Properties, Inc., a Delaware corporation and the general partner of Optionee, has proposed an initial public offering of its common stock (the "IPO");

     WHEREAS, the owners of interests, directly and indirectly, in 17M-Boston Associates Limited Partnership, a Massachusetts limited partnership and the general partner of Optionor (the "General Partner"), will benefit from the IPO as the holders of units of limited partnership interest in Optionee and have consented to the granting of the Option (as defined below) granted hereby and acknowledged such benefit in instruments of even date herewith;

     WHEREAS, Optionor is the owner of a certain real property, as more particularly described in EXHIBIT A attached hereto (together with any and all personal property, rights and easements now or hereafter related thereto, and subject to any rights of third parties therein now existing or hereafter arising in the ordinary course of the business of operating the property, collectively, the "Property");

     WHEREAS, Optionor has incurred, and may continue to incur, indebtedness in connection with the acquisition, development and ownership of the Property (all outstanding indebtedness of Optionor as of the Option Exercise Date (as defined below), including accrued interest thereon and any prepayment penalties that may be incurred in connection with the exercise of the Option, is referred to herein as the "Debt"); and

     WHEREAS, Optionor desires to grant to Optionee, and Optionee desires to obtain, an option to purchase the Property.

     NOW, THEREFORE, for and in consideration of the sum of ten dollars ($10.00) paid by Optionee to Optionor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Optionor and Optionee hereby agree as follows.

     1. GRANT OF OPTION. Optionor hereby grants to Optionee an option (the "Option") to purchase the Property on the terms and conditions set forth herein. If requested by Optionee upon the exercise of the Option, Optionor shall use its reasonable best efforts, at the expense of Optionee, to restructure the transaction so that in lieu of purchasing the Property either (i) all direct and indirect interests in Optionor are acquired by Optionee and its affiliates, (ii) Optionor is merged with and into Optionee or an affiliate of Optionee, or (iii)
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another transaction of similar economic effect to Optionor is engaged in (any of the foregoing, an "Alternative Transaction").

     2. TERM AND EXERCISE OF OPTION. The Option may be exercised by Optionee giving written notice to Optionor at any time on or before the ___ anniversary of the closing date of the IPO (the "Option Termination Date"), which written notice shall state that Optionee desires to exercise the Option. If Optionee does not exercise the Option by the Option Termination Date, the Option shall be deemed terminated and shall be of no further force and effect, and Optionor and Optionee shall have no further obligations hereunder. The date upon which Optionee exercises the Option is referred to herein as the "OPTION EXERCISE DATE."

     3. PURCHASE AND SALE AGREEMENT. Optionor and Optionee hereby agree that, promptly following the exercise of the Option, they shall in good faith negotiate and enter into a purchase and sale agreement (or, if an Alternative Transaction will be engaged in, an appropriate agreement or agreements with respect thereto), which agreement or agreements shall include customary representations and warranties and a due diligence period, each appropriate in both scope and substance, and appropriate limitations on the scope of liability of Optionor with respect to the property-specific representations and warranties included therein.

     4.  OPTION PRICE.

         (a) If the Option is exercised and the agreement or agreements described in Paragraph 3 are consummated, then, at the closing of such transaction, Optionee shall pay, as the purchase price for the Property or in consideration of the closing of an Alternative Transaction (the "Option Price"), cash in an amount equal to:

             (i)    one ($1.00) dollar; PLUS

             (ii)   to the extent not assumed by Optionee, the Debt; PLUS

             (iii) the total of all cash capital contributions made to Optionor by its partners after the closing date of the IPO; LESS

             (iv) the total value of all cash and property distributed by Optionor to its partners after the closing date of the IPO; PLUS

             (v) to reflect a return on net capital contributed after the IPO, interest on the positive difference between clauses
                    (iii) and (iv) outstanding from time to time at the rate of [9.25]% per annum; PLUS

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              (vi)   any expenses associated with negotiation of the agreement
                     or agreements described in Paragraph 3 and the consummation of the transaction therein contemplated, which expenses in the aggregate shall not exceed fifty thousand ($50,000) dollars; PLUS

              (vii) an amount equal to the transfer taxes to be incurred by the partners of Optionor or by the Optionor as a result of the transfer of the Property or the consummation of an Alternative Transaction.

     Each of the items described above shall be determined as of the closing of the purchase of the Property or, if applicable, consummation of an Alternative Transaction. At Optionee's request, Optionor shall provide to Optionee, within a reasonable period of time following receipt of such request, an estimate of the Option Price if the Option were exercised and the purchase consummated as of the date of Optionor's response to such request, which estimate shall set forth each of the items described in clauses (i) -(vii) above.

         (b) In addition to the Option Price, at the closing of the purchase or the Alternative Transaction, Optionee shall pay to each of the limited partners of Optionor as of the date hereof whose name is set forth on EXHIBIT B attached hereto or their successors in interest (other than persons who are Affiliates or Associates of the persons with an interest in the General Partner at such time) (each, a "Designated Limited Partner" and collectively, the "Designated Limited Partners"), or to Optionor with Optionor to cause such payments to be distributed appropriately to the Designated Limited Partners an amount equal to the excess, if any, of:

              (i) the amount that would have been distributed to each Designated Limited Partner under the Agreement of Limited Partnership of 17M Associates, as in effect on the date hereof and in accordance with each Designated Limited Partner's percentage interest as set forth on EXHIBIT B attached hereto, if the Property had been sold for Fair Market Value on the Option Exercise Date; OVER

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             (ii)   the amount that such Designated Limited Partner will receive upon the distribution of the Option Price by Optionor to its partners (or, in the case of an Alternative Transaction, the amount to be received by the Designated Limited Partner).

     "FAIR MARKET VALUE" shall be the fair market value of the Property as of the Option Exercise Date as determined by Optionor and Optionee in good faith. "AFFILIATE" and "ASSOCIATE" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement.

         (c) The Option Price and any other payments due hereunder shall be paid to Optionor (or its partners, if appropriate) by federal funds wire transfer or certified check on the closing of the purchase of the Property.

     5. AUTHORITY. Each party hereto represents and warrants that it has full right, authority and power (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement and (ii) to carry out the transactions contemplated hereby and thereby. Each party hereto has obtained all necessary consents, approvals and authorizations required with respect to (a) this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to this Agreement and (b) the transactions contemplated hereby and thereby.

     6. ASSIGNMENT, ETC. Optionee shall not assign this Agreement without Optionor's written consent, which consent shall not be unreasonably withheld if such assignment is to an affiliate of Optionee. Optionor shall not assign this Agreement or sell, or agree or commit to sell, or remove from the premises of the Property, any of the Property (other than related personal property in the ordinary course of the business of operating the Property) without the prior written consent of Optionee.

     7. MEMORANDUM OF OPTION. Optionor agrees to execute, acknowledge, and cause to be recorded in the appropriate recording office, promptly after the date hereof, a memorandum of option or other instrument which is in recordable form with the appropriate authorities in Washington, D.C. in a form reasonably satisfactory to Optionee to provide record notice of the existence of this Agreement.

     8. BROKERAGE. Optionor and Optionee warrant to each other that neither has retained the services of any broker in connection with the transaction provided for in this Agreement, and each agrees to indemnify the other against any commission, as well as any costs, fees and expenses, including attorneys' fees, incurred by the other as a result of any claim for a commission, arising out of such party's own acts.

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     9.   AMENDMENT.  This Agreement may not be amended except by an instrument in writing signed by both Optionor and Optionee.

     10. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof.

     11. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given and delivered three (3) days after posting when mailed, by registered or certified mail, return receipt requested, postage prepaid, or on the day of delivery if sent by hand or recognized overnight courier service, addressed to the parties as indicated above or at such other address of which one party shall notify the other party in accordance with the foregoing.

     12. NO CREDITOR BENEFIT. None of the terms hereof shall be construed as being for the benefit of or enforceable by any creditor of Optionor or Optionee.

     13. EFFECTIVENESS. This Agreement is conditioned and shall become effective only upon the completion of the IPO.

     14. BINDING EFFECT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and Optionee and their respective successors and assigns.

     15. TITLES. The titles of the paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

     16. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, properties and circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     17. GOVERNING LAW. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                             OPTIONOR:

                             17M ASSOCIATES

                             By:  17M-Boston Associates Limited
                                  Partnership, its General Partner

                                  By:  17M-Boston Associates,
                                       its General Partner



                                       By:___________________________
                                          Name:  Edward H. Linde
                                          Title: General Partner


                            OPTIONEE:

                            BOSTON PROPERTIES LIMITED
                            PARTNERSHIP

                            By:   Boston Properties, Inc.,
                                  its General Partner


                                  By:___________________________
                                     Name:  Edward H. Linde
                                     Title: President and
                                            Chief Executive Officer